BMC Fund, Inc.
CIK: 0000351786
File Number: 811-03150
NSAR-A for Six Months Ended 04-30-2014

Sub-Item 77c: Submission of matters to a vote of security holders:

The annual meeting of the shareholders of BMC Fund, Inc. was held February 21, 2014.

The following eleven individuals were elected directors and all were in office at April 30, 2014:

Kevin P. Boudreau
James T. Broyhill
M. Hunt Broyhill
Paul H. Broyhill
W. Charles Campbell
R. Donald Farmer
Robert G. Fox, Jr.
Jan E. Gordon
Brent B. Kincaid
Mark E. Roberts
Allene B. Stevens

There was no other business voted upon at the Annual Meeting of Shareholders.